Exhibit 10.17

THE KROGER CO.

2012

LONG-TERM CASH BONUS PLAN

1.  PURPOSE OF THE LONG-TERM CASH BONUS PLAN.  The purpose of the Long-Term Cash Bonus Plan is to reward participating Kroger executive employees for improved Company long-term performance.

2.  ELIGIBILITY.  Awards under this plan may be made only to employees who are executives of The Kroger Co. and its subsidiaries and affiliates at pay level 35 or higher and who are notified in writing by the Compensation Committee (or Kroger’s CEO at the direction of the Compensation Committee) of their participation in the Plan.

3.  ADMINISTRATION.  The Compensation Committee of the Board of Directors will administer the Plan.  The Committee will construe and interpret the Plan.  The Committee has full authority and discretion to determine the timing of awards, to select from those eligible the individuals that will participate in the Plan, and to establish such other measures as may be necessary or appropriate to the objectives of the Plan.  All decisions regarding the vesting of awards under the Plan will be made by the Committee.  The Committee’s decisions will be final and binding on all parties, including the Company and all participants.

4.  AWARD CYCLE.  The 2012 Plan will include fiscal years 2012, 2013, and 2014.  The last day of fiscal 2014 will be the end of the award cycle for the 2012 Plan.  It is contemplated that a new plan will be adopted every year, with each plan covering three years.

5.  LONG-TERM BONUS.  Each participant is eligible to earn a long-term bonus based on actual Company performance measured against the performance standards described below.

6.  COMPANY PERFORMANCE STANDARDS. Company performance will be measured in three ways:  (i) improvement in Customer 1st Tracker scores, (ii) reductions in Total Operating Costs (excluding fuel) as a percentage of sales, and (iii) improvement in Associate Survey scores.

(a)           Customer 1st Tracker:  Customer 1st Tracker is a measure of Company performance in four key areas (People, Shopping Experience, Product and Price) based on results of customer surveys.  The Customer 1st Tracker methodology to be used under this Plan is the one currently in use by the Company, subject to such modifications as the Committee may approve from time to time.  Fiscal year end 2011 results will be the base against which performance under the Plan will be measured.

(b)           Total Operating Costs:  Total operating costs, for purposes of the Plan, will be calculated by adding (i) OG&A, depreciation, and rent (excluding fuel), for the total Company, and (ii) warehouse and transportation costs, shrink, and advertising expenses, for our supermarket operations (excluding fuel) for the Company’s supermarket operations.  Total operating costs will exclude one-time expenses incurred in lieu of future anticipated obligations.  Future expenses that are avoided by virtue of the incurrence of the one-time expense will be deemed to be total operating expenses in the year in which they otherwise would have been incurred.  The total operating costs, as a percentage of sales, for fiscal year 2011 will be the base against which performance under the Plan will be measured.

(c)            Associate Survey:  Associate Survey is a measure of Company performance designed to measure the engagement of Kroger associates, based on the results of associate surveys.  The Associate Survey engagement index score to be used under this Plan is the one currently in use by the Company, subject to such modifications as the Committee may approve from time to time.  Fiscal year end 2011 results will be the base against which performance under the Plan will be measured.

7.  DETERMINING AWARD PAYOUTS.  Except with respect to participants who die during the award cycle, as described in paragraph 10(c) below, Long-Term Bonus awards under the Plan will be calculated as of the end of fiscal year 2014.  Provided that improvement is achieved in each of the four key areas, for each one point improvement in the Customer 1st Tracker score, a bonus amount equal to two percent of the participant’s base salary as of the later of (i) January 28, 2012, and (ii) the date on which the participant first became eligible to participate in the Plan, will be earned.  For each basis point reduction in Total Operating Costs, an additional bonus amount equal to one-half of one percent of the participant’s base salary as of the later of (i) January 28, 2012, and (ii) the date on which the participant first became eligible to participate in the Plan, will be earned.  Under the Associate Survey, for each one point improvement in the associate engagement index score, a bonus amount equal to four percent of the participant’s base salary as of the later of (i) January 28, 2012, and (ii) the date on which the participant first became eligible to participate in the Plan, will be earned.  In no event will any Long-Term Bonus award exceed the lesser of $5,000,000 and 100% of the participant’s base salary as of the later of (i) January 28, 2012, and (ii) the date on which the participant first became eligible to participate in the Plan.  Plan bonus potentials for participants who become eligible for participation after the first day of the award cycle of the Plan will be prorated based on the remaining number of days in the award cycle.

8.  PAYMENT OF AWARDS.  Awards, if any, earned under the terms of the Plan will be paid in cash.  Unless some other date is selected by the Committee, awards will be paid in March of 2015 except for participants who make deferral elections under the deferred compensation supplement in which case the provisions of the deferred compensation supplement will control.  Amounts earned under the Plan will not be taken into consideration in calculating earnings under any of the Company’s pension plans.

9.  ADJUSTMENTS.  The Committee will make such adjustments as it deems necessary or desirable based on changes in accounting or tax law, or on account of any acquisition, disposition or other developments that may affect the calculation of awards under the Plan.

10. TERMINATION OF EMPLOYMENT, PERMANENT DISABILITY, RETIREMENT, OR DEATH OF PARTICIPANT.

(a)  Participation in the Plan does not create a contract of employment, or grant any employee the right to be retained in the service of the Company. Any participant whose employment is terminated by the Company; who voluntarily terminates his or her employment (other than in accordance with paragraph (b) below); or whose pay level drops below pay level 35, prior to the end of the 2012 Plan award cycle, will forfeit all rights to payment under the Plan.

(b)  If a participant voluntarily terminates his or her employment after reaching age 55 with at least five years of service with the Company, or due to permanent disability as determined by the Company, participation will continue, and that participant will be paid a prorata share of the amount earned according to the terms of the award proportionate to the period of active service during the 2012 Plan award cycle beginning with the date on which the participant first became a participant under the Plan.

(c) If a participant dies during the 2012 Plan award cycle, participation will continue until the end of the fiscal year in which the death occurs, and the participant’s designated beneficiary (or if none, then the participant’s estate) will be paid a prorata share of the amount earned according to the terms of the award proportionate to the period of active service during the 2012 Plan award cycle before the participant’s death beginning with the date on which the participant first became a participant under the Plan.  The amount of the award payout, which will be made as soon as reasonably practicable as determined by the Committee, will be calculated as of the end of the fiscal year in which the participant’s death occurs based on actual results as of the end of that fiscal year.

(d)  Notwithstanding anything contained in this paragraph 10 to the contrary, in the event that while this agreement is outstanding a participant provides services as an employee, director, consultant, agent, or otherwise, to any of Kroger’s competitors, the participant’s award hereunder terminates.  For purposes of this paragraph 10(d), a competitor is any business that sells groceries, food, drugs, health and beauty care items, motor fuels, or pharmaceuticals, at retail in one or more of the same geographic areas that Kroger sells those products.

(e)  For purposes of this Plan, “period of active service” means the period of time that the participant actually is working for Kroger plus any earned but unused vacation for the year in which the participant ceases employment, and excluding any “banked” vacation earned but not taken in prior years.

11.  Change in Control.  A bonus equal to 50% of the participant’s base salary as of the later of (i) January 28, 2012, and (ii) the date on which the participant first became eligible to participate in the Plan, will be paid to the participant if at any time after the date of this agreement any of the following occur:

(a)               without prior approval of our Board of Directors, any person, group, entity or group thereof, excluding our employee benefit plans, becomes the owner of, or obtains the right to acquire, 20% or more of the voting power of our then outstanding voting securities; or

(b)               a tender or exchange offer has expired, other than an offer by us, under which 20% or more of our then outstanding voting securities have been purchased; or

(c)  as a result of, or in connection with, or within two years following (i) a merger or business combination, (ii) a reorganization, or (iii) a proxy contest, in any case which was not approved by our Board of Directors, the individuals who were directors of Kroger immediately before the transaction cease to constitute at least a majority thereof, except for changes caused by death, disability or normal retirement; or

(c)                our shareholders have approved (i) an agreement to merge or consolidate with or into another corporation and Kroger is not the surviving corporation or (ii) an agreement, including a plan of liquidation, to sell or otherwise dispose of all or substantially all of our assets.

12. EFFECTIVE DATE OF PLAN. This plan is effective as of January 29, 2012.

13. AMENDMENT, SUSPENSION, OR TERMINATION OF PLAN. The Committee or the Board of Directors of the Company may at any time suspend, terminate or amend the plan in such respects as it deems to be in the best interests of the Company. No amendment will adversely affect any right of any participants, or their successors in interest, under the terms of any award made hereunder before the effective date of the amendment.

14. DEFERRED COMPENSATION SUPPLEMENT.  The Deferred Compensation Supplement attached as Annex I hereto is adopted as a part of this Plan.

IN WITNESS WHEREOF, The Kroger Co. has caused this Plan to be adopted this 9th day of December, 2011.

THE KROGER CO.

By	/s/ Paul Heldman
Paul Heldman
Executive Vice President,
Secretary and General Counsel

ANNEX I

DEFERRED COMPENSATION SUPPLEMENT TO

THE KROGER CO. 2012 LONG-TERM BONUS PLAN

Effective as of January 29, 2012

1.                                      Establishment and Purpose of this Deferred Compensation Supplement

Effective as of the date set forth above, The Kroger Co. (the “Company”) adopts this Deferred Compensation Supplement (the “Supplement”) to The Kroger Co. 2012 Long-Term Bonus Plan (the “Plan”). The purpose of the Supplement is to provide supplemental deferred compensation to certain highly compensated employees of the Company. The Supplement is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Supplement is also intended to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”).

2.                                      Definitions

As used in the Supplement, in addition to the terms defined in Section 1 of the Supplement, these words and phrases have the following meanings (all other capitalized terms in the Supplement have the meanings ascribed to them in the Plan, unless the context requires otherwise):

(a)                                 “Account” means a bookkeeping account established on the records of the Company for a Participant which is credited with amounts deferred by a Participant and interest on those amounts under Section 4 of the Supplement.

(b)                                 “Affiliate” means an organization that is (i) a member of the same controlled group of corporations (as defined in Code Section 414(b)) as the Company, (ii) a trade or business under common control (as defined in Code Section 414(c)) with the Company, (iii) an organization which is a member of an affiliated service group (as defined in Code Section 414(m)) that includes the Company, or (iv) otherwise required to be aggregated with the Company under Code Section 414(o).

(c)                                  “Board” means the Board of Directors of the Company.

(d)                                 “Committee” means the Retirement Management Committee of the Company.

(e)                                  “Company” means The Kroger Co., an Ohio corporation, or any successor.

(f)                                   “Compensation Committee” means the Compensation Committee of the Board.

(g)                                  “Designated Beneficiary” means the persons or entities designated by the Participant, in a form and manner acceptable to the Committee, to receive payment of the remaining balance of the Participant’s Account in the event the Participant dies before receiving the entire interest credited to the Participant’s Account.

(h)                                 “Election” means an election by an Eligible Employee, consistent with the terms of the Supplement and in a form and manner satisfactory to the Committee, to elect to defer a Long-Term Bonus for a Performance Period and to specify a time and form of payment for the portion of the Participant’s Account attributable to such deferred amounts.

(i)                                     “Eligible Employee” means any individual who has been designated as eligible to participate in the Plan.

(j)                                    “Insolvency” means an entity is unable to pay its debts as they become due, or is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(k)                                 “Long-Term Bonus” means a bonus payable to an Eligible Employee under the Plan.

(l)                                     “Participant” means an Eligible Employee who has elected to defer a Long-Term Bonus payable under the Plan in accordance with Section 3 of the Supplement.

(m)                             “Performance-Based Compensation” means compensation where the amount of, or entitlement to, the compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a Performance Period in which a Participant performs services. In determining whether an amount constitutes Performance-Based Compensation, the Committee shall apply the rules set forth in Treasury Regulation Section 1.409A-1(e), or any subsequent guidance.

(n)                                 “Performance Period” means a period of at least twelve (12) months in which Performance-Based Compensation is determined for the performance of services.

(o)                                 “Plan Year” means the fiscal year of the Company.

(p)                                 “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. An Unforeseeable Emergency will not include the need to send a Participant’s child to college or the desire to purchase a home.

3.                                      Deferral Election.

(a)                                 Election to Defer Long-Term Bonus. A Participant may file an Election to defer receipt of all or any portion of the Participant’s Long-Term Bonus that becomes payable under the Plan. A Participant’s Election to defer receipt of a Long-Term Bonus must be made no later than six months prior to the end of the applicable Performance Period, and is irrevocable once made, and must designate the time and manner in which such deferred Long-Term Bonus, and interest on such deferred amount, is to be later paid in accordance with the distribution options set forth in Section 5.

(b)                                 Designated Beneficiary. A Participant shall, in the Participant’s Election, name a Designated Beneficiary with respect to amounts credited to the Participant’s Account. The Participant may change or revoke the designation of a Designated Beneficiary by written notice to the Committee or the Committee’s designee.

(c)                                  Termination of Participation. An individual shall cease to be a Participant in this Supplement when all amounts allocated to the Participant’s Account have been paid under the terms of this Supplement.

4.                                      Benefits.

(a)                                 Crediting of Deferred Amounts. As of the date a Long-Term Bonus would otherwise be payable to a Participant under Section 8 of the Plan, a Participant’s Account shall be credited with an amount equal to the portion of the Long-Term Bonus deferred under this Supplement pursuant to the Participant’s Election for the Performance Period in question.

(b)                                 Crediting of Interest. A Participant’s Account for each Performance Period shall be credited with interest based upon the interest rate established for the Plan Year by the Board, or by the Compensation Committee, before the beginning of each Plan Year. Once established by the Board or the Compensation Committee, such interest rate shall apply for subsequent Plan Years, unless changed by the Board or the Compensation Committee. For each Plan Year, a Participant’s Account shall be credited with interest on a quarterly basis pursuant to the following provisions:

(i)                                     The interest for a calendar quarter shall be credited effective as of the last day of the calendar quarter.

(ii)                                  The interest for a calendar quarter shall be in an amount equal to (A) ¼ of the applicable interest rate for the Plan Year, multiplied by (B) the average of the beginning and ending balances of the Participant’s Account for the calendar quarter.

(c)                                  Effect upon the Kroger Consolidated Retirement Benefit Plan. Amounts deferred under the Supplement are not taken into account in computing the monthly benefits to which a Participant and/or Participant’s spouse or beneficiary is entitled under the Kroger Consolidated Retirement Benefit Plan or any other pension plan of the Company.

5.                                      Time and Form of Distribution.

(a)                                 Distribution following Termination of Employment. A Participant, in the Participant’s Election for a Performance Period, shall specify the time and manner that the Participant’s Account attributable to the Performance Period is to be paid to the Participant upon the Participant’s termination of employment with the Company (for any reason other than death) from among the following choices:

(i)                                     Immediate Lump Sum. The Account shall be paid to the Participant in a single cash lump sum payment as soon as administratively possible after the first day of the calendar quarter that occurs six months after the Participant’s termination of employment. The amount of the lump sum payment shall be equal to the balance of the Account as of the last day of the calendar quarter preceding the date of payment to the Participant.

(ii)                                  Deferred (Next Year) Lump Sum. The Account shall be paid to the Participant in a single cash lump sum payment as soon as administratively possible after the later of (A) six months after the Participant’s termination of employment or (B) the first day of the calendar year following the date of the Participant’s termination of employment. The amount of the lump sum payment shall be equal to the balance of the Account as of the last day of the calendar quarter preceding the date of payment to the Participant.

In the event that the Participant dies before the date of actual payment of the lump sum payment, the Participant’s Designated Beneficiary shall receive the Participant’s lump sum payment at the same time and manner prescribed by subsection (i) or (ii), as applicable.

(iii)                               Immediate Quarterly Installments. The Account shall be paid to the Participant in quarterly installment payments (not less than 4 nor more than 40) commencing as soon as administratively possible after the first day of the calendar quarter that occurs six months after the Participant’s termination of employment. The amount of each quarterly installment shall be determined by dividing (A) the balance of the Account as of the last day of the calendar quarter preceding the quarterly installment payment to the Participant, by (B) the number of the remaining quarterly installment payments to be made to the Participant plus the payment currently being made.

(iv)                              Deferred (Retirement Age) Quarterly Installments. The Account shall be paid to the Participant in quarterly installment payments (not less than 4 nor more than 40) commencing as soon as administratively possible after the first day of the calendar quarter that occurs six months after the later of (A) the Participant’s termination of employment or (B) the date of the Participant’s retirement age specified in the Participant’s Election. The amount of each quarterly installment shall be determined by dividing (A) the balance of the Account as of the last day of the calendar quarter preceding the quarterly installment payment to the Participant, by (B) the number of the remaining quarterly installment payments to be made to the Participant plus the payment currently being made.

In the event that the Participant dies before commencement of the Participant’s quarterly installment payments, or the Participant dies after commencement of the Participant’s quarterly installment payments, the Participant’s Designated Beneficiary shall receive the Participant’s quarterly installment payments, at the election of the Participant in the Participant’s Election, either (A) at the same time and manner prescribed by subsections (iii) or (iv), as applicable, as if the quarterly installment payments were being made to the Participant or (B) in a single lump sum payment as soon as administratively possible after the first day of the calendar quarter following the date of the Participant’s death in an amount equal to the balance of the Account as of the last day of the calendar year preceding the date of payment to the Designated Beneficiary.

(b)                                 Distribution upon the Death of a Participant. A Participant, in the Participant’s Election, shall specify the time and manner that the Account is to be paid to the Participant’s Designated Beneficiary upon the Participant’s death.

(i)                                     Time and Manner of Payment. The Participant may elect one of the following time and manner of payments with respect to payments to the Participant’s Designated Beneficiary:

(A)                               Immediate (Next Quarter) Lump Sum. The Account shall be paid to the Participant’s Designated Beneficiary in a single cash lump sum payment as soon as administratively possible after the first day of the calendar quarter following the date of the Participant’s death. The amount of the lump sum payment shall be equal to the balance of the Account as of the last day of the calendar quarter preceding the date of payment to the Designated Beneficiary.

(B)                               Deferred (Next Year) Lump Sum. The Account shall be paid to the Participant’s Designated Beneficiary in a single cash lump sum as soon as administratively possible after the first day of the calendar year following the date of the Participant’s death. The amount of the lump sum payment shall be equal to the balance of the Account as of the last day of the calendar year preceding the date of payment to the Designated Beneficiary.

(C)                               Immediate (Next Quarter) Quarterly Installments. The Account shall be paid to the Participant’s Designated Beneficiary in quarterly installment payments (not less than 4 nor more than 40) commencing as soon as administratively possible after the first day of the calendar quarter following the date of the Participant’s death. The amount of each quarterly installment shall be determine by dividing (1) the balance of the Account as of the last day of the calendar quarter preceding the quarterly installment payment to the Designated Beneficiary, by (2) the number of the remaining quarterly installment payments to be made to the Designated Beneficiary plus the payment currently being made.

(ii)                                  Special Death Distribution Provisions. In the event of the death of the Participant, the Committee must receive written notice and verification of the death of the Participant and reserves the right to delay distribution of a Participant’s Account to the Participant’s Designated Beneficiary until the Committee’s receipt and acceptance of such notice and verification.

The distribution options elected by the Participant in Sections 5(a) and (b) shall apply to and be binding upon any subsequent Designated Beneficiary, including any such subsequent Designated Beneficiary arising by a change by the Participant or by operation of any contingency provisions of the Participant’s beneficiary designation.

The Participant’s written designation of a Designated Beneficiary and its contingency provisions (if any) shall govern the determination of the proper person entitled to benefits under the Plan following the death of the Participant and the Participant’s Designated Beneficiary. However, in the absence of a specific contingency provision therefore with respect to the Account, the following default provisions shall apply:

(A)                               In the event that the Participant dies without any Designated Beneficiary, the Participant’s Designated Beneficiary shall be deemed the Participant’s estate.

(B)                               In the event that the Participant’s Designated Beneficiary dies after the Participant and with outstanding benefits under the Plan, such Designated Beneficiary’s own beneficiary designated in writing to the Committee (or, if none, the Designated Beneficiary’s estate) shall thereafter be considered the Participant’s Designated Beneficiary.

(C)                               In the event that the Participant and the Designated Beneficiary die simultaneously or under circumstances such that the order of death cannot be determined, the Participant, for purposes of the Plan, shall be deemed to have survived the Designated Beneficiary.

(c)                                  Changes to Distribution Elections. The Committee may, in its discretion, allow a Participant to elect to defer the time of payment or change the form of payment of the Participant’s Account; provided, however, that no such election shall be effective unless:

(i)                                     The election will not take effect until at least twelve (12) months after the date on which the election is made,

(ii)                                  Except in the case of a payment as the result of the Participant’s death or the occurrence of an Unforeseeable Emergency, the first payment with respect to such election is deferred for not less than five years from the date on which such payment would otherwise have been made, and

(iii)                               Any election which is related to a payment at a specified time or pursuant to a fixed schedule may not be made less than twelve months prior to the date of the first scheduled payment under that election.

(d)                                 Unforeseeable Emergency. If a Participant has an Unforeseeable Emergency, the Participant may apply in writing to the Committee for an emergency payment under this Section 5(d). The Company will pay to the Participant that portion of the Participant’s Account under the Plan as necessary to meet the Unforeseeable Emergency. For purposes of this Section 5(d), a payment due to an Unforeseeable Emergency will not exceed the amount that the Committee determines is reasonably necessary to satisfy the need created by the Unforeseeable Emergency, plus amounts reasonably necessary to pay taxes reasonably anticipated as the result of the payment, after taking into account the extent to which such need is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent that such liquidation would not itself cause severe financial hardship). Upon application for a payment due to Unforeseeable Emergency, the Participant will furnish to the Committee all information as the Participant deems appropriate and as the Committee deems necessary and appropriate to make a determination on the application.

(e)                                  Tax Withholding. The Company may withhold income or other taxes from any distribution of a Participant’s Account if the Company determines that withholding is necessary or appropriate to comply with any Federal, State or local tax withholding or similar requirements of law.

(f)                                   Payments to Legal Incompetents. Upon proof satisfactory to the Committee that any person entitled to receive a payment under the Supplement is legally incompetent to receive the payment, the Committee may direct the payment to be made to a guardian or conservator of the estate of the person. Any payment made under the preceding sentence will release the Company from all further liability to the extent of the payment made.

(g)                                  Discharge of Obligation. Any payment made by the Company pursuant to the Supplement shall, to the extent of the payments made, constitute a complete discharge of all obligations under the Supplement of the Company and the Committee. The Committee may require the payee, as a condition precedent to any payment, to execute a receipt and release in a form satisfactory to the Committee. The Committee may also require the payee, as a condition precedent to any payment, to execute an acknowledgement or agreement in a form satisfactory to the Committee concerning repayment of erroneous or duplicate benefits.

(h)                                 Correction of Mistakes. Any mistake in the amount of a Participant’s benefits under the Supplement may be corrected by the Committee when the mistake is discovered. The mistake may be corrected in any reasonable manner authorized by the Committee. In appropriate circumstances (such as where the mistake is not material or is not timely discovered), the Committee may in its sole and absolute discretion waive the making of any correction.

6.                                      Fully Vested; Forfeiture for Cause.

All amounts credited to the Participant’s Account shall be fully vested and nonforfeitable at all times. Notwithstanding the foregoing, any Participant, regardless of age, who is terminated for theft or embezzlement of Company assets, or for accepting bribes from suppliers, or who resigns during the pendency or carrying out of an investigation which established such conduct, shall forfeit 100% of the interest credited to his Account.

7.                                      Funding Policy and Method.

This Supplement shall be unfunded within the meaning of Section 201(2) of ERISA, and all payments under the Supplement shall be made from the general assets of the Company, including, at the sole option of the Company, from any assets held in any trust established by the Company the assets of which are subject to the claims of the Company’s general, unsecured creditors in the event of the Company’s Insolvency. No assets shall be irrevocably set aside to pay benefits under the Supplement in a manner making the assets unreachable by the Company’s general, unsecured creditors in the event of the Company’s Insolvency. Participants and Designated Beneficiaries shall have no right to any specific assets of the Company by virtue or the existence or terms of the Supplement and shall be general, unsecured creditors of the Company at all times with respect to any claim for benefits under the Supplement.

8.                                      Administration

(a)                                 Committee Authority. The Committee shall be responsible for the operation and administration of the Supplement and for carrying out the provisions of the Supplement. The Committee shall have discretionary authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Supplement, and to decide or resolve any and all questions, including interpretations of the Supplement. Any action taken by the Committee in its discretion shall be final and conclusive on all parties. The Committee’s prior exercise of discretionary authority shall not obligate it to exercise its authority in a like fashion in the future. The Committee may, from time to time, delegate to others, including employees of the Company, administrative duties as it sees fit.

(b)                                 Account Statements. As soon as administratively possible after the end of each calendar year, the Company shall prepare and furnish to each Participant a statement of the status of each of his Account of the Plan effective as of the last day of the calendar year, and such other information as the Committee may prescribe.

(c)                                  Indemnification. The Company shall indemnify, through insurance or otherwise, each member of the Committee against any claims, losses, expenses, damages or liabilities arising out of the performance (or failure of performance) of their responsibilities under the Plan.

9.                                      Claims and Appeals.

(a)                                 Payment of Benefits. The payment of benefits due under the Supplement shall be made at such times and in such amounts as provided for under the terms of the Supplement. Each Participant and Designated Beneficiary shall be obligated to provide the Company a current address so that payments may be made as required. The mailing of a payment to the last known mailing address of a Participant or Designated Beneficiary shall be deemed full payment of the amount so mailed.

(b)                                 Written Claim for Benefits. If a Participant or Designated Beneficiary does not receive payment of benefits under the Supplement which the Participant or Designated Beneficiary believes are due under the Supplement, the Participant or Designated Beneficiary may file a written claim for benefits with the Committee. The written claim shall be in a form satisfactory to, and with such supporting documentation and information as may be required by, the Committee.

(c)                                  Denial of Claim. If a Participant’s or Designated Beneficiary’s claim for benefits is denied in whole or in part by the Committee, a written notice will be furnished to the claimant within 90 days after the date the claim was received. If circumstances require a longer period, the claimant will be notified in writing, prior to the expiration of the 90 day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90 day period.

(d)                                 Reasons for Denial. A denial or partial denial of a claim will clearly set forth:

(i)                                     the specific reason or reasons for the denial;

(ii)                                  a specific reference to pertinent Supplement provisions on which the denial is based;

(iii)                               a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)                              an explanation of the procedure for review of the denied or partially denied claim, including the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(e)                                  Review of Denial. Upon denial of a claim, in whole or in part, a claimant or a duly authorized representative of the claimant may request a full and fair review of the denied claim by filing a written notice of appeal with the Committee. Any appeal must be received by the Committee within 60 days of the date that the notice of the denied claim was received. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing, except for privileged or confidential documentation. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within 60 days of the notification of denial, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, the request must include a description of the issues and evidence the claimant deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(f)                                   Decision Upon Review. The Committee will provide a written decision on review. If the claim is denied on review, the decision shall set forth:

(i)                                     the specific reason or reasons for the adverse determination;

(ii)                                  specific reference to pertinent Supplement provisions on which the adverse determination is based;

(iii)                               a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)                              a statement describing any voluntary appeal procedures offered by the Supplement and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

A decision will be rendered by the Committee as soon as practicable. Ordinarily decisions will be rendered within 60 days following receipt of the request for review. If the need to hold a hearing or special circumstances require additional processing time, the decision shall rendered as soon as possible, but not later than 120 days following receipt of the request for review.

(g)                                  Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Supplement shall be brought unless and until the claimant has exhausted all remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure. Any suit or legal action initiated by a claimant under the Supplement must be brought by the claimant no later than one year following a final decision on the claim for benefits. Notwithstanding the foregoing, in no event may a claimant initiate suit or legal action more than two years after the facts giving rise to the action occurred. These limitations on suits or legal actions for benefits will apply in any forum where a claimant initiates the suit or legal action.

10.                               Amendment and Termination of this Supplement.

The Company reserves the right to amend or terminate this Supplement at any time by resolution of the Board or the Compensation Committee. No amendment or termination of this Supplement shall deprive a Participant or Designated Beneficiary of any portion of the Participant’s or Designated Beneficiary’s vested benefit accrued under the Supplement as of the date of the amendment or termination.

11.                               General Provisions.

(a)                                 Definition and Supplement Interpretation. The capitalized words and phrases used throughout the Supplement shall have the meanings in Section 2, unless the context requires otherwise. Unless otherwise plainly required by the context, any gender may be construed to include all genders, and the singular or plural may be construed to include the plural or singular, respectively. The section headings in the Supplement have been inserted for the convenience of reference only and are not to be considered in the interpretation of the Supplement.

(b)                                 Interpretation and Savings Clause. The Supplement is intended to comply with Code Section 409A and guidance issued under Code Section 409A. Notwithstanding any other provision of this Supplement, the Supplement shall be interpreted and administered accordingly. If any provision of the Supplement is held invalid or unenforceable, that invalidity or unenforceability shall not affect any other provision, and the Supplement shall be construed and enforced as if the affected provision had not been included.

(c)                                  No Employment Rights. Neither the Plan or the Supplement, nor the action of the Company in establishing or continuing the Plan or the Supplement, nor any action taken by the Committee, nor participation in the Plan or the Supplement, shall be construed as giving any person any right to remain in the employ of the Company or an Affiliate or, except as provided in the Plan and the Supplement, the right to any payment or benefit. Nothing in the Plan or the Supplement shall affect the right of the Company or an Affiliate to terminate a person’s employment at any time, with or without cause.

(d)                                 Assignment or Alienation of Benefits.

(i)                                     General Rule. Except as expressly provided in the Supplement, the benefits payable under the Plan or the Supplement shall not be subject to assignment or alienation, and any attempt to do so shall be void.

(ii)                                  Domestic Relations Orders. Notwithstanding any other provision of the Supplement, all or a portion of a Participant’s Account may be paid to another person as specified in a domestic relations order that the Committee determines is a Qualified Domestic Relations Order. For this purpose, a “Qualified Domestic Relations Order” means a judgment, decree, or order (including the approval of a property settlement agreement) that:

(A)                               is issued pursuant to a State’s domestic relations law;

(B)                               relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant; and

(C)                               creates or recognizes the existence of an alternate payee’s right to, or assigns to the alternate payee the right to, receive all or a portion of the Participant’s benefits under the Supplement;

The Committee shall determine in its sole and absolute discretion whether any document received by it is a Qualified Domestic Relations Order. In making this determination, the Committee may consider the rules applicable to “domestic relations orders” under Code Section 414(p) and Section 206(d) of ERISA, and other rules and procedures it deems relevant. If an order is determined to be a Qualified Domestic Relations Order, the amount to which the alternate payee is entitled under the Qualified Domestic Relations Order shall be paid in a single lump-sum payment as soon as practicable after the determination.

(e)                                  Governing Law. To the extent not preempted by federal law, this Supplement shall be interpreted and construed in accordance with the laws of the State of Ohio (determined without regard to choice of laws principles).

IT WITNESS WHEREOF, The Kroger Co. has caused this Deferred Compensation Supplement to The Kroger Co. 2011 Long-Term Bonus Plan to be executed as of the 8th day of December, 2011.

THE KROGER CO.

By:	/s/ Paul Heldman

Title:	Executive Vice President, Secretary
and General Counsel

DEFERRAL AGREEMENT

THIS FORM APPLIES ONLY TO DEFERRALS MADE WITH RESPECT TO LONG-TERM BONUSES THAT MAY BECOME PAYABLE UNDER THE 2012 LONG-TERM BONUS PLAN

PARTICIPANT:

DATE OF BIRTH:

SOCIAL SECURITY NO.:

CURRENT ADDRESS:

DEFERRAL ELECTION (FISCAL YEARS 2012-2014)

The Long-Term Bonus that may become payable to you under The Kroger Co. 2012 Long-Term Bonus Plan (the “Plan”), which includes the Company’s 2012-2014 Fiscal Years, may be deferred under the Deferred Compensation Supplement to the Plan (the “Supplement”), provided the Company receives your properly completed Deferral Agreement no later than six months prior to the end of fiscal year 2014.

☐                                  I elect to defer all or a portion of the Long-Term Bonus that may become payable to me under the Plan, as designated below. I understand that this deferral election is irrevocable, and is subject to all of the terms of the Plan and Supplement.

DEFERRAL AMOUNT:

%	(enter percentage of Long-Term Bonus to be deferred)

PAYMENT ELECTION FOR AMOUNTS DEFERRED

I elect to have the amount of my Long-Term Bonus (Fiscal Years 2012-2014) deferred, and earnings on such amounts, paid as follows:

☐                                  Immediate Lump Sum Payment.  Lump sum payment after the first day of the calendar quarter that occurs six (6) months after my termination of employment.

☐                                  Deferred (Next Year) Lump Sum Payment.  Lump sum payment after the later of (i) the first day of the calendar year following my termination of employment or (ii) six (6) months after my termination of employment.

☐                                  Immediate (Next Quarter) Installment Payments.  Quarterly installment payments of                          payments [specify number of payments - no less than four (4) and no more than forty (40)] commencing after the first day of the calendar quarter that occurs six (6) months after my termination of employment.

☐                                  Deferred (Retirement Age) Installment Payments.  Quarterly installment payments of                          payments [specify number of payments - no less than four (4) and no more than forty (40)] commencing after the first day of the calendar quarter that occurs six (6) months following the later of (i) my termination of employment or (ii) my                      birthday [specify birthday for which payments shall commence].

DESIGNATION OF BENEFICIARY

Pursuant to the Supplement to the Plan, I designate the following person(s) to receive payment of the amounts in my Account that are attributable to deferrals (and earnings on such deferrals) in the event of my death prior to complete distribution of such amounts.  I understand that if I do not have a valid Designation of Beneficiary on file, the amounts credited to my Account that are attributable to deferrals (and earnings on such deferrals) shall be distributed to the executor or administrator of my estate.

Beneficiary(ies)	Percentage of Death Benefit:
%
%
%
TOTAL:	% (must equal 100%)

Please attach any contingent Designated Beneficiary provisions.

PAYMENT TO DESIGNATED BENEFICIARY

I elect to have the amounts in my Account that are attributable to deferrals (and earnings on such deferrals) that are unpaid as of the date of my death, paid to my Designated Beneficiary as follows:

☐                                  Immediate (Next Quarter) Lump Sum Payment.  Lump sum payment after the first day of the calendar quarter following the date of my death.

☐                                  Deferred (Next Year) Lump Sum Payment.  Lump sum payment after the first day of the calendar year following the date of my death.

☐                                  Immediate (Next Quarter) Installment Payments.  Quarterly installment payments of                          payments [specify number of payments - no less than four (4) and no more than forty (40)] commencing after the first day of the calendar quarter following the date of my death.

PARTICIPANT’S ACKNOWLEDGEMENTS

I acknowledge that I have received a copy of the Plan and Supplement, and agree that the deferral of any portion of my Long-Term Bonus that may become payable to me under the Plan is subject to the terms and conditions of the Plan and Supplement.

Participant’s Signature

Participant’s Name (Printed)

Date

Committee

By:
2012 Long-Term Bonus Plan
Deferred Compensation Supplement
Deferral Agreement	Date:

ALTERNATIVE REPORTING AND DISCLOSURE STATEMENT
FOR PENSION PLANS FOR CERTAIN SELECTED EMPLOYEES

To the Secretary of Labor:

In compliance with the requirements of the alternative method of reporting and disclosure under Part 1 of Title I of the Employee Retirement Income Security Act of 1974 for unfunded or insured pension plans for a select group of management or highly compensated employees, specified in Department of Labor Regulations, 29 C.F.R. §2520.104-23, the following information is provided by the undersigned employer.

Name and Address of Employer:	The Kroger Co.
1014 Vine Street
Cincinnati, Ohio 45202-1141

Employer Identification Number:	31-0345740

The Employer maintains a plan (or plans) primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Number of Plans and
Participants in Each
Plan:	Plan covering Employees (or
Plans covering and
Employees, respectively.)

Dated , 20 .

THE KROGER CO.

By:

Title:

This form should be mailed to:

Top Hat Plan Exemption

Employee Benefits Security Administration

Room N-1513

U.S. Department of Labor

200 Constitution Avenue, NW

Washington, DC 20210

(Send certified mail to evidence filing requirement satisfied)